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                                   EXHIBIT 5

    OPINION OF BREYER & AGUGGIA REGARDING LEGALITY OF SECURITIES REGISTERED
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                                March 14, 1997



Board of Directors
FirstBank Corp.
920 Main Street
Lewiston, Idaho 83501

     RE:  FirstBank Corp.
          Registration Statement on Form SB-2

Gentlemen:

     You have requested our opinion as special counsel for FirstBank Corp., a Delaware corporation, in connection with the above-referenced registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     In rendering this opinion, we understand that the common stock of FirstBank Corp. will be offered and sold in the manner described in the Prospectus, which is part of the Registration Statement. We have examined such records and documents and made such examination as we have deemed relevant in connection with this opinion.

     Based upon the foregoing, it is our opinion that the shares of common stock of FirstBank Corp. will upon issuance be legally issued, fully paid and nonassessable.

     This opinion is furnished for use as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal and Tax Opinions."

                              Very truly yours,


                              /s/Breyer & Aguggia
                              BREYER & AGUGGIA

Washington, D.C.